Exhibit 99.1

        SKY PETROLEUM APPOINTS BRENT D. KINNEY TO CHIEF EXECUTIVE OFFICER

            Don Cameron to step down to facilitate centralization of
                           operations to Dubai U.A.E.

AUSTIN, Texas, November 7, 2005 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas exploration company, today announced the appointment of Brent D. Kinney as chief executive officer of the company. Kinney is an international petroleum lawyer based in Dubai, United Arab Emirates and has more than 20 years experience representing both government and private sector clients throughout the world. Prior to leaving Canada in 1990 he was a partner in one of Alberta's leading energy law firms.

Kinney has represented a wide variety of clients including foreign governments, international oil ventures and numerous publicly listed companies. He is currently a director on two multi-billion dollar international petroleum companies, Husky Energy Inc. (TSE:HSE) and Dragon Oil plc. (LSE:DGO) as well as Western Silver Corporation (AMEX:WTZ) (TSE:WTC), a mineral exploration company.

"Brent brings a wealth of international petroleum experience from both operations and corporate perspectives," said Daniel Meyer, president at Sky Petroleum. "From his base in Dubai, we will be able to use Brent's skill and knowledge to continue Sky Petroleum's ongoing success."

Kinney congratulated his predecessor, Don Cameron, for the important role he played in getting Sky Petroleum past the start up stage. Cameron, based in Calgary Canada, was appointed in July 2005 and was the first CEO of Sky Petroleum.

"Don has accomplished his mission and goals in a very short period of time and we thank him for his valuable contributions," said Brent Kinney, CEO of Sky Petroleum. "We respect Don's desire to move on to his next opportunity with the completion of these key milestones, and appreciate his willingness to support the company through the transition period."

ABOUT SKY PETROLEUM
Sky Petroleum is an oil and gas exploration and development company pursuing opportunities in the global oil and gas industry. Sky Petroleum's primary focus is to seek prospects where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. For additional information please visit www.skypetroleum.com

Contact:  Michael Noonan
512-437-2582
mnoonan@skypete.com